EXHIBIT 10.41

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

NOTE: PORTIONS OF THIS AGREEMENT ARE THE SUBJECT OF A

CONFIDENTIAL TREATMENT REQUEST BY THE REGISTRANT TO THE

SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS HAVE BEEN

REDACTED AND ARE MARKED WITH A “[****]” IN PLACE OF THE REDACTED LANGUAGE.

BROADRIDGE FINANCIAL SOLUTIONS, INC.

1981 Marcus Avenue

Lake Success, New York

June 5, 2012

Apex Clearing Corporation

c/o Apex Clearing Holding LLC

141 W. Jackson Blvd., Suite 500

Chicago, IL 60604

Attn: Danny Rosenthal

Re:	Services Agreement between Broadridge Financial Solutions, Inc. and Apex Clearing Corporation (“Apex”)

Background

Broadridge Financial Solutions, Inc. (“Broadridge”) and Penson Worldwide, Inc. (“Penson”) entered into a Master Services Agreement dated as of November 2, 2009, as amended or modified from time to time (collectively, and a full and complete copy of which is attached hereto, the “Penson MSA”). Pursuant to the Penson MSA, Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”, now known as Apex) and Penson Financial Services, Inc. (“PFSI”) entered into that certain Schedule A (United States) Service Bureau and Operations Support Services Schedule to the Penson MSA, dated as of November 2, 2009, as amended or modified from time to time (collectively, and a full and complete copy of which is attached hereto, the “U.S. MSA Schedule”, and collectively together with the Penson MSA, the “MSA Documents”). In connection with a series of transactions, including those described on the Term Sheet attached as Attachment 1 hereto (the “Term Sheet”), the securities clearing contracts of PFSI which were the subject of the services being provided by Broadridge and its affiliates under the MSA Documents are being assigned by PFSI to Apex (the “Transactions”, with Apex also being referred to in the Term Sheet as “JVP1 Sub”). As a result of, and as a pre-condition to, the Transactions, (i) the MSA Documents will be terminated by mutual agreement of Broadridge, PFSI and Penson pursuant to a Termination and Mutual Release Agreement dated the date hereof (the “Termination Agreement”), and (ii) Apex desires to

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

have Broadridge and its affiliates provide to Apex the services previously provided by Broadridge and its affiliates to PFSI under the MSA Documents, subject to the terms of this letter. As a result of the termination of the MSA Documents as noted above, and Apex’s willingness to enter into the agreements set forth herein, PFSI will be relieved of its obligation to pay certain amounts, as more fully described in the Termination Agreement (collectively, the “Debt Forgiveness”). In the absence of Apex’s agreements set forth herein, the Debt Forgiveness would not occur. This letter sets forth the agreement of Apex to purchase, and Broadridge to provide, certain services, all in accordance with and as further described in this letter.

Interim Agreement

Broadridge (itself or through its affiliates) will provide services to Apex under this letter agreement in accordance with the terms of the MSA Documents for a term of ten (10) years commencing on June 5, 2012, based on, and as modified by, the charges, early termination penalties and other business terms as set forth in the Agreed Upon Business Terms set forth in Schedule A hereto (notwithstanding anything in the MSA Documents to the contrary), including the Term Sheet and the Term Sheet Supplement attached hereto as Attachment 2. Accordingly, in connection with the application of the MSA Documents to the services provided under this letter agreement, (i) all provisions in the MSA Documents relating to pricing, fees or expense reimbursement (including without limitation, pricing terms in Section V and Attachment B to the U.S. MSA Schedule) are hereby replaced, superseded, amended and restated in their entirety with the pricing provisions set forth in Schedule A hereto, including the Term Sheet and the Term Sheet Supplement attached hereto as Attachment 2; and (ii) the termination fee amounts set forth in Section IV.B(i) and Section IV.B(iii) of the U.S. MSA Schedule are hereby replaced, superseded, amended and restated in their entirety with the termination fee amount determined in accordance with Section 2(c) of Services Agreement provisions of Attachment 1 to Schedule A hereto. In the event of any conflict between this letter agreement (including all schedules and exhibits hereto) and the MSA Documents, this letter agreement shall control. This letter agreement constitutes a binding agreement between the parties in accordance with its terms, until such time as a Definitive Agreement (defined below) has been mutually executed and delivered by the parties hereto, if ever.

Definitive Agreement

Broadridge and Apex agree to use good faith efforts to, as expeditiously as practicable, negotiate the terms of, and enter into, a Services Agreement which will supersede and replace the terms of this letter agreement (the “Definitive Agreement”) within ninety (90) days of the date of this letter. The Definitive Agreement will be based upon the terms of the MSA Documents, with modifications including: (i) incorporation of terms applicable to the Interim Agreement set forth in subparts (i) and (ii) of the previous paragraph; (ii) the Agreed Upon Business Terms as set forth in Schedule A hereto, (iii) modifications necessary to address the changed corporate structure of Apex as the service recipient, and (iv) such other modifications as may be mutually agreed upon by Broadridge and Apex, provided the final terms of the Definitive Agreement (not taking into consideration the modifications agreed to in this letter, including Schedule A and the Attachments) will be no less favorable to Apex in the aggregate than the terms of the MSA Documents to PFSI. In the event that the parties are unable to finalize and execute the Definitive Agreement in the time frame set forth above, the parties shall continue to operate under the interim agreement evidenced hereby and shall continue to use good faith efforts to, as expeditiously as practicable, finalize and execute the Definitive Agreement.

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Miscellaneous

This letter agreement will inure to the benefit of and bind the respective successors and assigns of the parties hereto. This letter agreement shall be governed by and construed in accordance with the internal substantive laws of the State of New York without giving effect to conflict of laws principles thereof. This letter agreement may be executed in any number of counterparts, and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. In the event any portion of this letter agreement is held to be illegal or unenforceable, the reminder shall continue in full force and effect. This letter agreement constitutes the entire understanding between the parties with respect to its subject matter and may not be modified, amended, terminated or waived except in a writing signed by the parties.

IN WITNESS WHEREOF, this letter agreement has been duly executed and delivered as of the date first above written.

Apex Clearing Corporation

By:	/s/ Danny Rosenthal
Name:	Danny Rosenthal
Title:	Chief Executive Officer and President

Broadridge Financial Solutions, Inc.

By:	/s/ John Hogan
Name:	John Hogan
Title:	President

Agreed and Accepted, but only with respect to the obligations of PEAK6 Investments, L.P. contained Section 11 of the Term Sheet Supplement (Attachment 2).

PEAK6 Investments, L.P.

By:	PEAK6 LLC
Its:	General Partner

By:	/s/ Jay Coppoletta
Name:	Jay Coppoletta
Title:	Chief Legal Officer

Signature Page to MSA Letter Agreement

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Schedule A

Terms and Conditions

The following business terms have been agreed upon by Broadridge and Apex, which will apply to all services being provided by Broadridge under this letter and will be contained in any Definitive Agreement:

Agreed Upon Business Terms

Section 2 of the “Services Agreement” portion of the Term Sheet attached hereto as Attachment 1, as modified or supplemented by the Term Sheet Supplement set forth in Attachment 2, including Attachments 2A through 2D, all of which are hereby incorporated by reference.

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

ATTACHMENT 1

Term Sheet

May 21, 2012

This term sheet reflects the principal terms and conditions of a proposed series of transactions (the “Transaction”) in which a new holding company (“Newco”) will be formed to hold 100% of the equity interests in Ridge Clearing & Outsourcing Solutions, Inc. (“JVP1 Sub”). Newco will be owned by a subsidiary of PEAK6 Investments, L.P. (“PEAK6”) and Penson Financial Services, Inc. (“PFSI”) as set forth herein. It is currently contemplated that Newco will be formed as a limited liability company (with a checked box to be treated as a corporation for federal income tax purposes). It is understood that the consummation of each of the transactions contemplated hereby and the agreements related thereto is dependent upon all such transactions and agreements being consummated simultaneously or in immediate sequence.

The parties acknowledge that (i) the proposed Transaction has been structured in a manner to protect approximately 1 million customers holding retail brokerage accounts through PFSI correspondents and preserve value for PFSI and its parent entity and (ii) the Securities and Exchange Commission (the “SEC”) and FINRA are supportive of the Transaction and PEAK6 expects, and is entering into this term sheet based on the understanding that the SEC and FINRA will proactively supportive the Transaction, including through public comment and discussions with PWI’s bondholders.

Contributions in Kind to Newco

1.	Broadridge Financial Solutions, Inc. (“Broadridge”) sells 100% of JVP1 Sub to Newco. The purchase price paid to Broadridge is equal to the amount of regulatory net capital transferred with JVP1 Sub, which is estimated to be approximately $[****] (the “Broadridge Purchase Price”).

2.	PFSI assigns all US securities clearing contracts and all related customer and introducing broker proprietary accounts and assets to JVP1 Sub (or if for tax or other reasons it is determined by PEAK6 to have the contribution be to Newco and then contributed to JVP1 Sub, the contribution shall first be to Newco).

3.	No Canadian or futures assets/liabilities/contracts or operations will be included.

4.	In connection with the Transaction, PFSI will indemnify Newco, JVP1 Sub, PEAK6 and PEAK6’s affiliates for all liabilities, costs, expenses, obligations, claims, actions, settlements and proceedings in connection with, resulting from or related to (x) the Transactions and/or the assignments, (y)excluded liabilities (which will include all liabilities arising pre-closing) and (z) breaches of representations and warranties in the assignment agreement, provided that such indemnity for breaches of representations and warranties, except for agreed exclusions, shall not exceed $45 million but such cap shall not apply to any offset/recovery under the first sentence of Section 4(b) below.

a.	PFSI will make customary representations and warranties, including without limitation as to its balance sheet and solvency before and after consummation of the Transaction, that the transactions do not conflict with, breach or violate other agreements or covenants of it, its parent or any of their affiliates.

b.	All of PFSI’s indemnification obligations, at the indemnitee’s election, may be satisfied by reducing PFSI’s distributions from Newco, and/or its payments under the services agreements to which it is a party. In the event that PFSI, Nexa Technologies, Inc. (“Nexa”) or any other PFSI affiliates that are parties thereto or that provide services thereunder cannot perform under the Transition Services Agreement between Newco, JVP1 Sub, PFSI and Nexa (“PFSI/Nexa TSA”), Broadridge will perform the services under the PFSI/Nexa TSA for the balance of the transition period, which shall not exceed 24 months (Broadridge will also provide any and all reasonably necessary service and assistance to Newco and JVP1 Sub to transition to a new service provider and to prevent service interruptions or degradation of services at cost); provided that the PFSI/Nexa TSA provides Broadridge an ability to obtain the necessary property and personnel to provide the services contemplated thereunder, at cost as provided for below in paragraph 2a under “Services Agreement.”

c.	Penson Worldwide Inc. (“PWI”) and PFSI will further covenant and agree that it is their intention to reorganize their remaining business around the Nexa business, which has a value and net income in

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

excess of all other PFSI/PWI businesses, and there are no agreements, understandings or identified purchasers for their other businesses, other than the futures business. PWI and PFSI will further represent that they have no present intention to sell their principal remaining business, other than the futures business, which PFSI expects to sell for a minimum of $10,000,000 over net asset value, and its discontinued operations.

5.	In connection with the sale of JVP1 Sub, Broadridge will indemnify Newco, JVP1 Sub and PEAK6 and PEAK6’s affiliates for all liabilities in connection with the sale, for breaches of representations and warranties in the sale agreement and for all liabilities, expenses, obligations, settlements, proceedings costs or claims related to the operation of JVP1 Sub’s business and/or periods of time prior to the sale. Newco and JVP1 Sub will indemnify Broadridge for all liabilities, expenses, obligations, settlements, proceedings costs or claims related to the operation of Newco’s and JVP1 Sub’s business acquired from PFSI (and not, for the avoidance of doubt related to businesses acquired from Broadridge or the re-payment of escheat capital in JVP1 Sub) for periods of time following the sale. All of Broadridge’s indemnification obligations may be satisfied, at the indemnitee’s election, by reducing Broadridge’s payments under the services agreements to which it is a party and/or the amount of Broadridge’s potential termination payment under the MSA (described below).

6.	PFSI will represent that (i) it has received a legal opinion from Delaware counsel to the effect that the Transactions do not constitute the sale of all or substantially all of Penson Worldwide Inc.’s assets or business and approval of the shareholders of Penson Worldwide Inc. is not required (and at PEAK6’s election, such opinion shall be provided to PEAK6 along with a standard reliance letter from the law firm rendering such opinion) and (ii) the consummation of the transactions does not violate either the Indenture, dated June 3, 2009, between Penson Worldwide, Inc. and U.S. Bank National Association or the Indenture, dated May 6, 2010, between Penson Worldwide, Inc. and U.S. Bank National Association.

7.	PFSI agrees to provide PEAK6 with reasonable access to PFSI’s books and records relating to the assignment of the assets and the pre-closing operation of the business, and PEAK6 will cause Newco and JVP1 Sub to provide PFSI with reasonable access to the books and records related to the pre-closing business in its possession or control.

Contributions of Cash and Regulatory Net Capital

1.	PEAK6	$40 mm of cash

2.	PFSI	$90 mm of regulatory net capital as defined in Rule 15c3-1, as determined by PEAK6, whose determination with respect thereto shall be binding upon the parties unless manifestly unreasonable. A mechanism designed to ensure that at least $90 mm of regulatory net capital is contributed at the closing will be included, and any excess will be refunded to PFSI after completion of a mutually acceptable true-up process.

Capital Structure and Economic and Voting Interests in Newco

1.	Capital Structure

a.	$35 mm of PEAK6 contribution is in the form of a subordinated loan made directly to JVP1 Sub by an affiliate of PEAK6 to be identified. Cash pay interest at a rate of 9% per annum. The debt will be structured as a 2-year loan on FINRA Form SL-31D.

b.	Remaining PEAK6 and PFSI contributions are common membership interests in Newco.

2.	Economic Interests (not including debt portion)

a.	PEAK6	5.263%

b.	PFSI	94.737%

Management / Governance of Newco

1.	PEAK6 manages Newco as managing member. As a management fee, PEAK6 will be paid (i) 20% of the first $10 million of annual net profits of Newco and JVP1 Sub, on a consolidated basis and (ii) 30% of annual the net profits of Newco and JVP1 Sub, on a consolidated basis, in excess of $10 million.

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

2.	PEAK6 enters a support services agreement with Newco, pursuant to which PEAK6 will provide services (including legal, back office, finance, accounting, etc.) and will be paid the fully allocated costs of such services plus 2% of the gross revenues of Newco and JVP1 Sub, on a consolidated basis.

3.	PEAK6 has the option, which it may exercise, in whole or in part, from time to time and at any time, to purchase PFSI’s interests in Newco at an amount equal to 120% of the then-current value of PFSI’s capital account (which shall equal $90 million as of the closing, and be debited or credited with PFSI’s pro-rata portion of consolidated profits and losses of Newco calculated on a GAAP basis).

4.	PFSI will establish an escrow account with $2 million for the benefit of Newco, JVP1 Sub and PEAK6 to meet actual documented legal and litigation costs and expenses for which Newco, JVP1 Sub or PEAK6 are entitled to indemnification. Such account shall be maintained with an institution acceptable to PEAK6 and be for a minimum 5-year term.

Services Agreements

1.	PFSI terminates the existing Master Services Agreement between PFSI and Broadridge (the “Existing MSA”), as it relates to and including all existing U.S. schedules thereto or, at PEAK6’s election, such agreement will be assigned to JVP1 Sub at closing. PFSI will be entitled to continue to utilize the Broadridge services in the U.S. until the conversion to JVP1 Sub is complete.

2.	Broadridge enters into a new 10-year master services agreement (the “MSA”) with Newco and JVP1 Sub for Broadridge and its affiliates to provide services to Newco and JVP1 Sub. In the event that the Existing MSA is assigned to JVP1 Sub, upon the entry into the MSA, the Existing MSA will terminate without any penalty, fee or obligation except as set forth in Section 6 below.

a.	Broadridge agrees that under the MSA it will perform, in consideration of the revenue sharing arrangement set forth below, (i) all services consistent with the services Broadridge currently provides and services Broadridge has committed to provide to PFSI, and (ii) as necessary, any or all services to be provided by PFSI and/or Nexa pursuant to the PFSI/Nexa TSA in the event PFSI and/or Nexa do not perform any or all such services pursuant to, and for the remainder of the term of, the PFSI/Nexa TSA. The services in (i) above shall include [****]. To the extent Broadridge performs any services pursuant to the PFSI/Nexa TSA, Broadridge shall be paid in accordance with the terms of the TSA (but in no event more for such services than PFSI’s cost therefor). The parties intend that the MSA (or other agreement entered into relating to such services) shall contain “catch-all” and “no-extras” provisions to this effect. Payments to Broadridge under the MSA will be as follows:

[****] of Net Revenue –[ ****]% of such Net Revenues [(****]

Next [****] of Net Revenue – [****]% of such Net Revenues

Next[ ****] of Net Revenue – [****]% of such Net Revenues

Net Revenues in excess of [****] – [****]% of such Net Revenues

“Net Revenue” shall mean annual (calendar year) revenues from correspondent clearing businesses run on the Broadridge platform only and shall exclude any revenues relating to non-correspondent clearing businesses such as revenue from floor brokerage operations, clearance, execution, order routing and other fees (but only to the extent such revenues are related to non-correspondent clearing businesses).

b.

If Newco and/or JVP1 Sub identify any product or service needed (based on the current business operations of the operations to be acquired by JVP1 Sub and Newco) to operate their respective businesses within four months of closing that is not provided under the MSA or currently performed by PFSI or one of its affiliates for itself, Broadridge will agree to build or otherwise obtain such product or service [****] and provide such product or service to Newco and JVP1 Sub at [****], except to the extent prohibited by law, rule or regulation, or by a regulator. After expiration of such four month period, if Newco and/or JVP1 Sub identify any product or service needed to operate their respective businesses that is not provided under the MSA or currently performed by PFSI or one of its affiliates for itself, Broadridge shall supply such product or service to Newco and JVP1 Sub (i) [****] or (ii) at a price to be

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

negotiated between JVP1 Sub and Broadridge in good faith if provision of such product or service to JVP1 Sub will cost Broadridge more than the additional revenues reasonably expected to be received by Broadridge as a result of such product or service.

c.	If the entire MSA is terminated by Newco for convenience, Broadridge shall receive a payment equal to $[****], reduced on a straight-line basis over the term of the MSA (reduced on a monthly basis by $[****] on each monthly anniversary of entry into the MSA) (the “Termination Fee”).

d.	If Broadridge fails to meet its obligations to provide services under the MSA, its payments under the MSA may, at the election of the other party to the agreement, be reduced to offset losses and damages in connection with such failure, provided that such payments will, other than certain to be agreed exceptions, be capped for each year of the term at the greater of (i) for year one of the MSA, $[****] million, year two of the MSA, $[****] million, and thereafter $[****] million and (ii) the amount of compensation Broadridge has received under such agreement over the prior rolling [****]-month period (as measured from the date of such failure. If Broadridge is in material default and does not cure within 30 days, Newco and JVP1 Sub shall be entitled to terminate the MSA and all schedules thereto without payment of the termination fee set forth above.

e.	Broadridge shall have audit rights with regard to Net Revenue calculations.

f.	Broadridge and PEAK6 will mutually agree on a list of additional services to be included in the MSA that Broadridge will provide for no additional cost.

3.	PFSI, Nexa and, if necessary, other Penson entities enter into a transition services agreement to provide securities and futures clearing services to JVP1 Sub and Newco.

a.	PFSI, Nexa and such other entities must perform transition services to operate the clearing and other business, including at a minimum the services it currently performs. Such services must ensure that Newco and JVP1 Sub comply with applicable regulatory, legal or industry requirements.

b.	If PFSI, Nexa and/or such other entities fail to meet their obligations to provide services, in addition to the other remedies available to Newco and JVP1 Sub, at Newco’s election, PFSI’s distributions from Newco can be reduced.

c.	Broadridge will take such steps as it deems necessary or appropriate to put it in a position to provide such replacement services.

4.	Nexa (and other Penson entities to be determined) enters into a services agreement with Newco, pursuant to which Nexa grants to Newco and JVP1 Sub a royalty free, fully paid, non-exclusive, world-wide, sublicensable, perpetual license to the intellectual property currently used in PFSI’s business as part of Newco’s clearing operations and agrees to provide related services to Newco and JVP1 Sub. Other than for Nexa back-end order routing and execution which will be as provided for under the PFSI/Nexa TSA, Nexa and Newco will negotiate new pricing terms for any licenses and services for any additional customer and correspondent of Newco following the closing who desires to use the Nexa platform and agrees to provide related services to Newco and JVP1 Sub. Nexa and PFSI agree to provide all source codes to Newco and JVP1 Sub with the exception of Nexa front end software which will be placed in escrow within 15 days.

5.	PFSI and Broadridge and their respective affiliates, including Nexa, agree not to, directly or indirectly, through ownership, control, management or otherwise, compete with, facilitate competition with or provide intellectual property or know-how to an entity that directly or indirectly competes with Newco or JVP1 Sub in the correspondent clearing business; provided, however, that Broadridge may provide services to other parties similar to what it will provide Newco and JVP1 Sub under the MSA. The MSA will contain a mutually agreed to exclusivity provision from JVP1 Sub and Newco.

6.	Concurrently with the closing of the Transaction, Broadridge and PFSI will enter into a Termination and Mutual Release Agreement, whereby they will terminate the existing Master Services Agreement between them and release each other from all U.S. claims of any nature, including all of Broadridges’s rights of payment pursuant to that certain Amended and Restated Seller Note dated effective as of July 1, 2011 (but excluding any claims related solely to the performance of future obligations pursuant to the new agreements entered into in connection with the Transaction).

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Governmental Approvals

All governmental, regulatory body and exchange approvals and consents (including approvals of self-regulatory organizations) in form and substance acceptable to PEAK6 will be in place at closing.

Funding

Replacement overnight funding for the clearing business in amounts reasonably acceptable to PEAK6 shall be in place as of the closing.

Confidentiality

The parties agree that the terms of this term sheet and all confidential and proprietary material disclosed to one another during the course of negotiations of the transaction contemplated hereby will be considered confidential and will not, without the other parties’ prior written consent, be disclosed to any third party, in any manner whatsoever, in whole or in part, other than as otherwise required by law or permitted pursuant to confidentiality agreements between the parties hereto, and will not be used by any party other than in connection with the transaction contemplated hereby.

Other; Non-Binding Nature

This term sheet may be executed in counterparts (whether by original signature or facsimile copy thereof), each of which shall be deemed to constitute an original but all of which, when taken together, shall constitute one and the same instrument.

This Term Sheet was prepared to facilitate discussions regarding the proposed transactions outlined above. This Term Sheet does not constitute an offer to enter into negotiations; it is only a non-binding preliminary expression of interest. No obligations with respect to the negotiation, execution or closing of the proposed Transaction are created, implied or inferred hereby. The only legally binding obligations that will exist among the parties will be those expressly set forth in definitive transaction documents when and if such definitive transaction documents are executed and delivered. PEAK6 reserves the right to withdraw from the negotiations and to not proceed with the transactions contemplated hereby or with any transactions for any or no reason at any time prior to the execution and delivery of such definitive transaction documents.

Agreed and accepted:

PEAK6 INVESTMENTS, L.P.

By:	/s/ Daniel Rosenthal
Name:	Daniel Rosenthal
Title:	Partner, Peak6 Investments

Date: May 21, 2012

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ John Hogan
Name:	John Hogan
Title:	President

Date: 5/21/12

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

PENSON FINANCIAL SERVICES, INC.

By:	/s/ Philip A. Pendergraft
Name:	Philip A. Pendergraft
Title:	Chairman

Date: 5/21/12

NEXA TECHNOLOGIES, INC.

By:	/s/ Philip A. Pendergraft
Name:
Title:

Date:

Signature Page to Non-Binding Term Sheet Dated May 21, 2012

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Attachment 2

Term Sheet Supplement

1.	The revenue share for the remainder of Calendar 2012 under Section 2(a) of the Services Agreement provisions of the Term Sheet for [****] of Net Revenue shall be reduced from [****]% to (i) [****]%, for June 2012, (ii) [****]%, for July, August and September 2012, and (iii)[****]%, for October, November and December 2012. Thereafter, the revenue share under Section 2(a) of the Services Agreement provisions of the Term Sheet for [****] of Net Revenue shall be increased from [****]% to [****]% for the remainder of the Term.

2.	The parties agree that Net Revenues of PFSI for the first Quarter of 2012, calculated in accordance with this Agreement, were equal to $26,764,000, as determined in accordance with the Q1 2012 Net Revenue Reconciliation attached hereto as Attachment 2A hereto. The parties shall determine Net Revenue for the remainder of the Term in a manner consistent with such Attachment 2A. Each month’s revenue share percentage will be determined based on the annualized revenue for that month, determined based on the revenue per day in that month times the number of days in a year. In addition, Apex shall reimburse Broadridge for the pass-through expenses consistent with those paid by PFSI over the previous twelve months, including for illustrative purposes without limitation those pass-through expenses set forth on Attachment 2B hereto.

3.	Pursuant to Section 2(f) of the Services Agreement provisions of the Term Sheet, the following additional services will be provided by Broadridge at no additional cost to Apex

(a)	The Business as Usual items listed on Attachment 2C hereto (“BAU”) will be completed by Broadridge in accordance with the current schedule included on such Attachment 2C, or as otherwise mutually agreed to by Apex and Broadridge, including the following:

(i)	Broadridge shall take over correspondent billing, including paying for staffing by end 2012.

(ii)	Broadridge shall provide all services around any additional gaps (as compared to the products and services that PFSI was receiving from Wall Street Concepts) that arise in tax processing.

(b)	Handle all trade upload support (taking over remaining trade upload functions still at PFSI).

(c)

Broadridge will take responsibility to get the existing PFSI cost basis data base up to date and cleansed in order to facilitate a timely conversion to the Broadridge system in order to insure 2012 tax year reporting and filing deadlines are met. Broadridge will provide cost basis reporting in compliance with tax laws for 2012 tax year and beyond. In order to provide the foregoing, Broadridge will rely on (i) having access to the existing operating PFSI system in order to update it and cleanse it and (ii) PFSI providing the part time support of subject matter

1

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

experts relative to their system which will be required until this data base is converted to the Broadridge system (and that such access and support shall be free of charge to Broadridge for the 2012 tax reporting year).

(d)	Broadridge will provide transition services supporting acquired correspondents throughout the Term using the minimum number of resources described on Attachment 2D hereto.

(e)	Broadridge will perform the transition of daily customer reporting from the DataWatch system to Broadridge’s PostEdge system in a timely manner in accordance with mutually acceptable schedules. In addition, Broadridge agrees to maintain the StorQM system to continue to support Apex’s regulatory record retention requirements.

(f)	Broadridge will handle all OATS reporting for Apex for orders processed through Broadridge order processing systems until such time as Apex elects to transition that function “in house” or to a third party.

4.	Apex has the option to engage Broadridge to provide System Administration and Data Base Administration services at Broadridge’s incremental cost.

5.	Additional services requested by Apex and not identified in the Term Sheet or this Term Sheet Supplement to be provided by Broadridge [****]. Such services will be provided in a manner that is consistent with Broadridge quality and also meets the requirements of the MSA Documents. [****].

6.	Broadridge and Apex agree to work in good faith with each other to reduce their expenses that are mutually agreed to be unnecessary, such as among other things the elimination of unnecessary and or excessive electronic storage of reports or images and documents.

7.	Immediately following the execution of the letter agreement, the Broadridge and Apex will negotiate in good faith the terms of one or more additional Service Level Agreements, with the expectation of entering into the Service Level Agreements within thirty (30) days.

8.	[****].

9.	Broadridge and Apex agree that, for the purposes of calculating Net Revenue, the following shall apply:

(a)	Regulatory and exchange fee pass-throughs will be a contra expense and excluded from Net Revenue.

(b)	Amounts passed through to customers up to expenses for postage and statements will be booked as contra expenses against customer fees collected and not included in Net Revenue. Amounts passed through to customers in excess of expenses for postage and statements will be booked as and included in Net Revenue.

(c)	Reimbursement from a customer of any other pass-through cost will be excluded from Net Revenue. For the avoidance of doubt, the parties agree that the $26,764,000 amount referred to in item 2 above does not include any pass-through costs.

2

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

(d)	Amounts paid by issuers and passed through to Apex by Broadridge for proxy, e-mail or other communications with customers pursuant to a separate agreement between Apex and Broadridge shall be excluded from Net Revenue.

10.	The indemnification provided by Broadridge under Section 14(A) of the MSA shall include Losses incurred by Apex Client Indemnities arising out of the gross negligence or willful misconduct of Broadridge.

11.	In lieu of Section 17.A of the MSA, PEAK6 Investments, L.P. (“PEAK6”) and Apex agree that throughout the Term of the letter agreement PEAK6, Apex and their Subsidiaries (but not including PEAK6 Advisors LLC, PEAK6 Opportunities Management and the respective funds and accounts for which they serve as an investment manager or managing member) shall not engage in the business of providing clearing and settlement services for unaffiliated correspondent customers (the “Prohibited Activity”) in competition with Broadridge; it being understood that nothing in this provision shall prohibit PEAK6, Apex or any of their Subsidiaries from: (i) owning up to 10% in the aggregate any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange or on the Nasdaq national market; or (ii) acquiring an entity, business, operations or assets if the Prohibited Activity comprises less than 15% of the revenue of such acquired entity, business, operations or assets. This restriction shall not apply to the extent that Broadridge does not perform any required clearing services in a particular geographic market or is otherwise not capable of performing the services in a competitive manner to the same level and in accordance with the other requirements of the MSA Documents.

3

Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Attachment 2A

Q1 2012 Net Revenue Reconciliation

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Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Attachment 2B

Pass-Through Expenses

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Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Attachment 2C

BAU LIST

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Confidential Treatment is Requested by Broadridge Financial Solutions, Inc.

Pursuant to 17 C.F.R. 200.83

Attachment 2D

Transition Services

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